UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2008

VMWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33622	94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Compensation of President and Chief Executive Officer

On July 10, 2008, VMware, Inc. (the“Company”) filed a Form 8-K disclosing the appointment of Paul Maritz as the Company’s President and Chief Executive Officer. Such Form 8-K filing is amended to disclose that on September 10, 2008, the Compensation and Corporate Governance Committee (the “Committee”) of the Company’s Board of Directors approved certain compensation arrangements for Mr. Maritz. Mr. Maritz’s annual base salary was set at $750,000 per year. The Committee made Mr. Maritz eligible for a cash bonus award for 2008, with a target bonus equal to 100% of his base salary. The bonus amount will be pro-rated from the date of Mr. Maritz’s appointment through the end of 2008. Mr. Maritz’s bonus payment will be determined in the Committee’s discretion based upon the achievement of corporate financial, strategic planning and operational goals. The Committee also granted Mr. Maritz an option to purchase 1,000,000 shares of the Company’s Class A common stock, with a per share exercise price of $33.95, equal to the closing sale price of the Company’s common stock on September 10, 2008, the date of grant. One-quarter of the stock options will vest on the first anniversary of the grant date and the remaining shares will vest in equal monthly installments over the following three years, subject to Mr. Maritz’s continued service.

A copy of the letter agreement between the Company and Mr. Maritz is attached hereto as exhibit 10.1 and is incorporated herein by reference.

(e) Compensation arrangements of Named Executive Officers

On September 10, 2008, the Committee granted restricted stock unit (“RSU”) awards of 100,000 RSU’s to Carl M. Eschenbach, Executive Vice President of Worldwide Field Operations, and 10,000 RSU’s to Rashmi Garde, Vice President and General Counsel. The RSUs vest in four equal annual installments commencing with the initial vesting date of September 1, 2009. Vesting is subject to continued service on the part of each executive.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

10.1	Letter Agreement between VMware, Inc. and Paul Maritz dated September 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2008

VMWARE, INC.

By:	/s/ Rashmi Garde
Rashmi Garde Vice President and General Counsel